CERTIFICATE OF AMENDMENT
                                                        OF
                                             ARTICLES OF INCORPORATION
                                                        OF
                                               THE RIGHT START, INC.



         The undersigned hereby certify that:

     1. They are the Chief Executive Officer and President, and Senior Vice President and Secretary, respectively, of The Right Start, Inc., a California corporation (the "Company").

     2. The first paragraph of Article One of the Articles of Incorporation of the Company is amended in its entirety to read as follows:

                  "The name of the Corporation is F.A.O., Inc."

     3. The first paragraph of Article Three of the Articles of Incorporation of the Company is amended in its entirety to read as follows:

          "The Corporation is authorized to issue two classes of stock respectively designated as Common Stock (the "Common Stock") and Preferred Stock (the "Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is Seventy-Five Million (75,000,000), without par value. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Hundred Fifty Thousand (250,000)."

     4. The foregoing amendments to the Articles of Incorporation have been duly approved by the Board of Directors.

     5. The foregoing amendment to the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law of California. The total number of outstanding common shares of the Company at the record date with respect to the vote was 12,965,501. No Series A, B, C or D Preferred Stock of the Company remained outstanding at such time. There were 11,918.815, 1,800, 2,200 and 20,000 shares of Series E, F, G and H Preferred Stock, respectively outstanding at such time and not entitled to vote with respect to the amendments. The holders of record of the 12,965,501 common shares outstanding on the record date were entitled to vote with respect to the amendments. The number of common shares, voting together as a class, voting in favor of the amendments equaled or exceeded the vote required, which was a majority.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date: March 26, 2002                    /s/ Jerry Welch
                                        Jerry Welch, Chief Executive Officer
                                        and President


Date: March 26, 2002                    /s/ Kendrick F. Royer
                                        Kendrick F. Royer, Senior Vice President
                                        and Secretary